Exhibit 21
Subsidiaries

Head Dragon Holdings Limited, a Hong Kong Company, owns controlling interests in the following companies (which were established under the laws of the People’s Republic of China):

a.	Liaoning GaoKe Energy Group Limited; and

b.	Liaoning High-Tech Energy Sourcing and Thermoelectricity Design Research Institute